Exhibit 99.1

Extreme Home Staging, Inc.
Code of Ethics:

Extreme Home Staging,   Inc.  has  adopted  a  code of ethics that applies to our principal executive officers,  officers, and other executive officers we may employ in the future or persons  performing  similar functions.

Our Code of Ethics provides written standards that are reasonably designed to deter wrongdoing and to promote:

(1)  Honest  and  ethical  conduct,  including the ethical handling of actual or apparent  conflicts of interest between personal and professional relationships; such  handling  shall include full disclosure of related transactions and a fair basis  for  all  such  transactions.

(2)  Full,  fair, accurate, timely, and understandable disclosure in reports and documents that a small business issuer files with, or submits to, the Commission and  in  other  public  communications  made  by  the  small  business  issuer;

(3) Compliance with applicable governmental laws, rules and regulations;

(4)  The  prompt  internal reporting of violations of the code to an appropriate person  or  persons  identified  in  the  code;  and

(5) Accountability for adherence to the code.